Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

Prospectus Supplement to Prospectus dated April 6, 2009.

$3,850,000,000*
The Goldman Sachs Group, Inc.
3.625% Notes due 2016

The Goldman Sachs Group, Inc. will pay interest on the notes at a rate of 3.625% per annum on February 7 and August 7 of each year. The first such payment will be made on August 7, 2011. The notes will mature on the stated maturity date, February 7, 2016. If The Goldman Sachs Group, Inc. becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, The Goldman Sachs Group, Inc. may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date. The notes will be issued only in a minimum denomination of $2,000 and integral multiples of $1,000 thereafter.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes have been registered under the Securities Act of 1933 solely for the purpose of sales in the United States; they have not been and will not be registered for the purpose of any sales outside the United States.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total

Initial price to public	100.466%	$1,356,291,000
Underwriting discount	0.350%	$4,725,000
Proceeds, before expenses, to The Goldman Sachs Group, Inc.	100.116%	$1,351,566,000

The information set forth in the table above relates to $1,350,000,000 principal amount of the notes being initially offered on the date of this prospectus supplement, which we refer to as the “reopened notes”. The initial price to public above does not include accrued interest on the reopened notes from February 7, 2011. Such accrued interest to but excluding the date of delivery must be paid by the purchaser.

* This prospectus supplement relates to $3,850,000,000 aggregate principal amount of the notes. $1,350,000,000 principal amount of the reopened notes is being initially offered on the date of this prospectus supplement. The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on May 3, 2011.

The remaining $2,500,000,000 principal amount of notes described in this prospectus supplement, which we refer to as the “original notes”, was issued on February 7, 2011 at an original issue price of 99.805% per note, or $2,495,125,000 in total, at an underwriting discount of 0.350% per note, or $8,750,000 in total, and with proceeds, before expenses, to The Goldman Sachs Group, Inc. of 99.455% per note, or $2,486,375,000 in total.

The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale, and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used by them in a market-making transaction.

Goldman, Sachs & Co.

BB&T Capital Markets	SMBC Nikko
BBVA Securities	Standard Chartered Bank
Commerzbank	SunTrust Robinson Humphrey
Fifth Third Securities, Inc.	UniCredit Capital Markets
HSBC	U.S. Bancorp Investments, Inc.
Lloyds Bank Corporate Markets	Wells Fargo Securities
Mizuho Securities USA Inc.	Cabrera Capital Markets, LLC
Morgan Keegan & Company, Inc.	Drexel Hamilton, LLC

Prospectus Supplement dated April 28, 2011.

Prospectus Supplement

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

SPECIFIC TERMS OF THE NOTES

Please note that throughout this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to “holders” mean The Depository Trust Company (“DTC”) or its nominee and not indirect owners who own beneficial interests in notes through participants in DTC. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The reopened notes, together with the original notes that we issued on February 7, 2011, have identical terms and, together, are a single series of senior debt securities issued under our senior debt indenture dated as of July 16, 2008 between us and The Bank of New York Mellon, as trustee. In this prospectus supplement, the term “notes” means the reopened notes that we are initially offering on the date of this prospectus supplement and the original notes that we issued on February 7, 2011, unless the context otherwise requires.

This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the Notes

The specific terms of this series of notes we are offering will be as follows:

•	Title of the notes: 3.625% Notes due 2016

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount of the reopened notes: $1,350,000,000

•	Total aggregate principal amount of notes outstanding upon completion of this offering: $3,850,000,000 (of this total, $2,500,000,000 was issued on February 7, 2011)

•	Initial price to public: 100.466% of the principal amount of the reopened notes, plus accrued interest of $8.66 per $1,000 note from February 7, 2011

•	Underwriting discount: 0.350% of the principal amount of the reopened notes

•	Issue date: May 3, 2011 (for the reopened notes); February 7, 2011 (for the original notes)

•	Stated maturity: February 7, 2016

•	Interest rate: 3.625% per annum

•	Date interest starts accruing: February 7, 2011

•	Due dates for interest: Every February 7 and August 7

•	First due date for interest: August 7, 2011

•	Regular record dates for interest: The fifteenth calendar day prior to the relevant interest payment date, whether or not a business day

•	Day count convention: 30/360 (ISDA); we will calculate accrued interest on the basis of a 360-day year of twelve 30-day months

•	Denomination: $2,000 and integral multiples of $1,000 thereafter, subject to a minimum denomination of $2,000

•	Business day: New York

•	Business day convention: Following unadjusted

•	Defeasance: The notes are not subject to defeasance or covenant defeasance by us

•	Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under “— Payment of Additional Amounts”.

•	Tax Redemption: We will have the option to redeem the notes before they mature (at par plus accrued interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described below under “— Payment of Additional Amounts — When We Can Redeem the Notes”.

•	Repayment at option of holder: None

•	Conflicts of Interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

•	CUSIP No.: 38143USC6

•	ISIN No.: US38143USC61

•	FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information About the Notes

Book-Entry System

We will issue the reopened notes as global notes registered in the name of DTC, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”.

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

Payment of Additional Amounts

We intend to make all payments on the notes without deducting U.S. withholding taxes. If we are required by law to deduct U.S. withholding taxes on payments to non-U.S. investors, however, we will pay additional amounts on those payments to the extent described in this subsection.

We will pay additional amounts on a note only if the beneficial owner of the note is a United States alien. The term “United States alien” means any person who, for U.S. federal income tax purposes is:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust; or

•	a nonresident alien fiduciary of an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

If the beneficial owner of a note is a United States alien, we will pay all additional amounts that may be necessary so that every net payment of interest or principal on that note will not be less than the amount provided for in that note. By net payment, we mean the amount we or our paying agent pays after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a U.S. taxing authority.

Our obligation to pay additional amounts is subject to several important exceptions, however. We will not pay additional amounts for or on account of any of the following:

•	any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the beneficial owner — or between a fiduciary, settlor, beneficiary or member of the beneficial owner, if the beneficial owner is an estate, trust or partnership — and the United States (other than the mere receipt of a payment or the ownership or holding of a note), including because the beneficial owner — or the fiduciary, settlor, beneficiary or member — at any time, for U.S. federal income tax purposes:

•	is or was a citizen or resident or is or was treated as a resident of the United States;

•	is or was present in the United States;

•	is or was engaged in a trade or business in the United States;

•	has or had a permanent establishment in the United States;

•	is or was a personal holding company, a passive foreign investment company or a controlled foreign corporation;

•	is or was a corporation that accumulates earnings to avoid U.S. federal income tax; or

•	is or was a “ten percent shareholder” of The Goldman Sachs Group, Inc.;

•	any tax, assessment or other governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective more than 15 days after the day on which the payment becomes due or is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or any similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed solely because the beneficial holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or any beneficial owner of the note, if compliance is required by statute or by regulation of the U.S. Treasury department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from such tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on the notes;

•	any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular paying agent (including The Goldman Sachs Group, Inc.) and would not be imposed if made by another paying agent;

•	by or on behalf of a holder who would be able to avoid withholding or deduction by presenting the note to another paying agent in a Member State of the European Union;

•	any tax, assessment or other governmental charge imposed solely because the holder (1) is a bank purchasing the note in the ordinary course of its lending business or (2) is a bank that is neither (A) buying the note for investment purposes only nor (B) buying the note for resale to a third party that either is not a bank or holding the note for investment purposes only; or

•	any combination of the taxes, assessments or other governmental charges described above.

In addition, we will not pay additional amounts with respect to any payment of principal, or interest to any United States alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment, to the extent that we would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of the partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of the note for these purposes.

When we refer to a “U.S. taxing authority” in this subsection and “— Payment of Additional Amounts” above, we mean the United States of America or any state, other jurisdiction or taxing authority in the United States. When we refer to the “United States”, we mean the United States of America, including the states and the District of Columbia, together with the territories, possessions and all those areas subject to the jurisdiction of the United States of America.

When we refer to any payment of interest or principal on a note, this includes any additional amount that may be payable as described above in respect of that payment.

When We Can Redeem the Notes

We will not be permitted to redeem the notes before their stated maturity, except as described below. The notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your note. In addition, you will not be entitled to require us to buy your note from you before its stated maturity.

We will be entitled, at our option, to redeem the outstanding notes in whole and not in part if at any time we become obligated to pay additional amounts on any notes on the next interest payment date, but only if our obligation results from a change in the laws or regulations of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after February 2, 2011.

If we redeem the notes, we will do so at a redemption price equal to 100% of the principal amount of the notes redeemed plus accrued interest to the redemption date.

If we become entitled to redeem the notes, we may do so at any time on a redemption date of our choice. However, we must give the holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which we would be obligated to pay additional amounts. In addition, our obligation to pay additional amounts must remain in effect when we give the notice of redemption. We will give the notice in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

United States Federal Income Tax Consequences

You should carefully consider, among other things, the matters set forth under “United States Taxation” in the accompanying prospectus. The following discussion supplements the section “United States Taxation” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

Reopened Notes.  Any reopened notes purchased in the initial issuance will be subject to the tax rules governing debt securities purchased at a premium, as described on page 124 of the accompanying prospectus.

Purchase, Sale and Retirement.   If you are a United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for a description of the tax treatment when you sell or retire your notes. In addition, capital gain of a non-corporate United States holder that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Medicare Tax.  For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes described in this prospectus supplement and accompanying prospectus, you should consult your legal counsel.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent The Goldman Sachs Group, Inc. on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

EXPERTS

The financial statements of The Goldman Sachs Group, Inc. incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical income statement, balance sheet and common share data of The Goldman Sachs Group, Inc. set forth in “Selected Financial Data” for each of the five fiscal years in the period ended December 31, 2010 and for the one-month period ended December 26, 2008 incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to $1,350,000,000 principal amount of reopened notes initially offered on the date of this prospectus supplement. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table:

Principal Amount
Underwriters	of Reopened Notes

Goldman, Sachs & Co.	$1,147,500,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	13,500,000
BBVA Securities Inc.	13,500,000
Commerz Markets LLC	13,500,000
Fifth Third Securities, Inc.	13,500,000
HSBC Securities (USA) Inc.	13,500,000
Lloyds TSB Bank plc	13,500,000
Mizuho Securities USA Inc.	13,500,000
Morgan Keegan & Company, Inc.	13,500,000
SMBC Nikko Capital Markets Limited	13,500,000
Standard Chartered Bank	13,500,000
SunTrust Robinson Humphrey, Inc.	13,500,000
UniCredit Capital Markets, Inc.	13,500,000
U.S. Bancorp Investments, Inc.	13,500,000
Wells Fargo Securities, LLC	13,500,000
Cabrera Capital Markets, LLC	6,750,000
Drexel Hamilton, LLC	6,750,000

$1,350,000,000

The underwriters are committed to take and pay for all of the reopened notes being offered, if any are taken.

The following table shows the per reopened note and total underwriting discounts and commissions to be paid to the underwriters by us.

Per reopened note	$3.50
Total	$4,725,000.00

Of the $3,850,000,000 principal amount of the notes described in this prospectus supplement, $2,500,000,000 principal amount of the original notes was purchased by Goldman, Sachs & Co. and certain other underwriters pursuant to a separate underwriting agreement in connection with the initial offering of those original notes, which were issued on February 7, 2011. The pricing terms of the offering of the original notes are set forth on the cover of this prospectus supplement.

The reopened notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any reopened notes sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to 0.20% of the principal amount of the reopened notes. Any such securities dealers may resell any reopened notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to 0.10% of the principal amount of the reopened notes. If all the reopened notes are not sold at the initial price to public, the underwriters may change the initial price to public and the other selling terms. The offering of the reopened notes by the underwriters is subject to their receipt and acceptance of the notes and subject to their right to reject any order in whole or in part.

The underwriters intend to offer the reopened notes for sale in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the reopened notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales of reopened notes made in the United States, including offers and sales in the United States of notes initially sold outside the United States. The reopened notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of offers or sales outside the United States.

The reopened notes are a new issue of securities with no established trading market. We have been advised by Goldman, Sachs & Co. and Goldman Sachs International that they intend to make a market in the reopened notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co. or Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the reopened notes.

Please note that the information about the original issue date, original price to public and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the reopened notes. If you have purchased a reopened note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through Financial Industry Regulatory Authority, Inc. member broker-dealers that are registered with the U.S. Securities and Exchange Commission.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to the member states of the European Union) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State which are the subject of the offering contemplated by this prospectus except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require The Goldman Sachs Group, Inc. or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

The notes are not offered in or from Switzerland on the basis of a public offering and will not be listed on a Swiss Exchange. Accordingly, this prospectus supplement and accompanying prospectus do not constitute a prospectus as defined in art. 1156 of the Swiss Code of Obligations or a listing prospectus as defined in art. 32 of the Listing Rules of the SIX Swiss Exchange. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses for the reopened notes, excluding underwriting discounts and commissions, will be approximately $230,000.

The Goldman Sachs Group, Inc. has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

$3,850,000,000*

The Goldman Sachs Group, Inc.

3.625% Notes due 2016

Goldman, Sachs & Co.
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